                                                                    EXHIBIT 99.1

PRESS RELEASE

TiVo Inc. Declares Dividend Distribution of Preferred Share Purchase Rights

ALVISO, Calif., Jan. 12, 2001 The Board of Directors of TiVo Inc. ("TiVo") (Nasdaq: TIVO) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of TiVo common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series B Junior Participating Preferred Stock of the Company at an exercise price of $60.00 per share. The TiVo Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all TiVo shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in January 2011.

The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all TiVo shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of TiVo without paying all shareholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of TiVo having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. With limited exceptions, an Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of TiVo. If TiVo is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on January 31, 2001. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

About TiVo, Inc.

TiVo is the creator of and leader in personal television. Founded in 1997 with the mission to dramatically improve consumers' television viewing experiences, TiVo developed a technology that serves as a platform for delivering a variety of home entertainment services. TiVo's Personal TV Service(TM) simplifies the way we watch and enjoy television by digitally recording television shows, without videotape, so you can watch what you want, when you want to watch it. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscriber base.

TiVo's leadership is grounded in its ability to forge critical partnerships, working together with the giants of the media, technology, consumer electronics, and television industries. Industry support of TiVo is reflected in its partner roster that includes AOL, Blockbuster, BSkyB, DIRECTV, Philips, SONY, Thomson and the leading cable and network television companies. Today, the TiVo Service is available in the United States on the Philips Personal TV Recorder(TM) and the Sony Digital Network Recorder(TM) in nearly 3500 consumer electronics retail and online outlets and in the UK under the Thomson Scenium brand. TiVo is headquartered in Alviso, CA. with offices in Los Angeles, CA. Additional information can be found at www.tivo.com.

NOTE: TiVo is a registered trademark of TiVo Inc. in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

SOURCE:  TiVo Inc.